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                                                                   EXHIBIT 10.21

DIGITAL SWITCH CORPORATION LETTERHEAD

JAMES L. DONALD
President And Chief Executive Officer

January 23, 1986

Mr. Clement M. Brown, Jr.
Apartment 8B
350 W. 57th Street
New York, NY 10019

Dear Clem:

         This will confirm our agreement relating to the terms under which you will provide consulting services to DSC Communications Corporation and its subsidiaries (collectively "DSC") effective as of the date of this letter. The services to be performed will be as described below. Either you or DSC can terminate the agreement by thirty days written notice to the other.

         You will provide consulting services to DSC with respect to such matters as may, from time to time, be designated by the President and Chief
Executive Officer of DSC (or his designee).    It is presently contemplated
that such services will normally require approximately ten to twelve hours per month and will be performed at mutually agreeable times.

         In consideration of the services to be performed by you, DSC will pay you $1,000 per month, on the first day of each month, in advance. In addition, DSC will reimburse you for travel and other out-of-pocket costs incurred by you at the request of DSC. Such reimbursement will be made in accordance with DSC's normal travel and expense procedures as in effect from time to time.

         You acknowledge that in rendering these consulting services, you are an independent contractor and not an employee of DSC.

         You will not make any commitment to any third party binding upon DSC. You agree that you will use any of DSC's proprietary information acquired by you solely for purposes consistent with the performance of (i) your obligations under this agreement or (ii) your obligations to DSC arising out of your status as a member of DSC's Board of Directors.
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Mr. Clement M. Brown, Jr.
January 23, 1986
Page Two

         You have advised DSC that you are free to perform the services contemplated by this letter and that the performance of such services and the transmittal to DSC by you of any information incidental to such services will not conflict with the rights of any third party.

         This agreement is entered into in Plano, Texas. It supercedes any prior agreements, arrangements or understandings between you and DSC (other than your relationship as a member of DSC's Board of Directors) and constitutes the entire agreement between us relating to the performance by you of consulting services to DSC. It may not be altered or amended except in a writing signed by you and the President and Chief Executive Officer of DSC.

         If the foregoing is in accordance with your understanding of our agreement, please execute the enclosed copy of this letter and return it to the undersigned.

                                           Very truly yours,
                                           DSC COMMUNICATIONS CORPORATION

                                           By: /s/ JAMES L. DONALD
                                               ---------------------------------
                                               James L. Donald, President and
                                               Chief Executive Officer


AGREED AND ACCEPTED


/s/ CLEMENT M. BROWN, JR.
- -----------------------------
Clement M. Brown, Jr.